Exhibit 99

                                                                              NATIONAL FUEL GAS
                                                                      CONSOLIDATED STATEMENTS OF INCOME
                                                                                 (UNAUDITED)

                                                                             Twelve Months Ended
                                                                                 December 31
                                                       ----------------------------------------------------------------

                                                                        2005                       2004
                                                                             (Thousands of Dollars)

INCOME
Operating Revenues                                                      $ 2,134,021              $ 1,917,888
                                                                 -------------------          ---------------

Operating Expenses
             Purchased Gas                                                1,140,449                  954,831
             Operation and Maintenance                                      415,522                  385,896
             Property, Franchise and Other Taxes                             69,201                   68,727
             Depreciation, Depletion and Amortization                       180,104                  174,322
                                                                 -------------------          ---------------
                                                                          1,805,276                1,583,776
                                                                 -------------------          ---------------

             Loss on Sale of Timber Properties                                 -                      (1,252)
             Gain on Sale of Oil and Gas Producing Properties                  -                       4,645
                                                                 ------------------           ---------------

Operating Income                                                            328,745                  337,505

Other Income (Expense):
             Income from Unconsolidated Subsidiaries                          3,842                    1,507
             Impairment of Investment in Partnership                         (4,158)                    -
             Interest Income                                                  7,358                    2,043
             Other Income                                                    12,931                    1,416
             Interest Expense on Long-Term Debt                             (73,086)                 (78,647)
             Other Interest Expense                                          (8,426)                  (6,815)
                                                                 -------------------          ---------------
Income from Continuing Operations Before Income Taxes                       267,206                  257,009

             Income Tax - Expense                                           101,102                   97,448

Income from Continuing Operations                                          166,104                  159,561

Discontinued Operations
             Income from Operations, Net of Tax                               4,591                    8,249
             Gain on Disposal, Net of Tax                                    25,774                        -
                                                                 -------------------          ---------------
                                                                             30,365                    8,249
                                                                 -------------------           --------------

Net Income Available for Common Stock                                  $    196,469              $   167,810
                                                                 ===================          ===============
Earnings Per Common Share:
     Basic
             Income from Continuing Operations                         $       1.98              $      1.94
             Income from Discontinued Operations                               0.36                     0.10
                                                                 -------------------         ----------------
             Net Income Available for Common Stock                     $       2.34              $      2.04
                                                                 ===================          ===============
     Diluted
             Income from Continuing Operations                         $       1.94              $      1.91
             Income from Discontinued Operations                               0.36                     0.10
                                                                 -------------------          ---------------
             Net Income Available for Common Stock                     $       2.30              $      2.01
                                                                 ===================          ===============

Weighted Average Common Shares Outstanding:
             Used in Basic Calculation                                   83,862,052               82,442,202
                                                                 ===================          ===============
             Used in Diluted Calculation                                 85,438,189               83,520,574
                                                                 ===================          ===============